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                                                                     (d)(14)(i)

                                  SCHEDULE A

                              with respect to the

                            SUB-ADVISORY AGREEMENT

                                    between

                             ING INVESTMENTS, LLC

                                      and

                       TRADEWINDS GLOBAL INVESTORS, LLC

Series                                      Annual Sub-Adviser Fee
------                          ----------------------------------------------
                                (as a percentage of average daily net assets)

ING International Value Choice        0.50% on the initial $300 million;
  Fund                          0.55% thereafter at any aggregate asset level.